Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2010

First Quarter Net Sales Increase 5.3% to $2.6 Billion

WAYNE, NJ (June 10, 2010) – Toys“R”Us, Inc. today reported financial results for the first quarter ended May 1, 2010.

Consolidated Financial Results

Net sales for the first quarter of fiscal 2010 were $2.608 billion, an increase of 5.3% compared to $2.477 billion for the first quarter of fiscal 2009. Comparable store net sales grew by 1.9% in the Domestic segment, while comparable store net sales declined by 1.4% in the International segment. Foreign currency translation had a positive impact of $75 million on net sales for the first quarter of fiscal 2010, as compared to the first quarter of fiscal 2009.

Adjusted EBITDA for the first quarter of fiscal 2010 increased to $123 million, up from $120 million for the first quarter of fiscal 2009. The company prefers to use Adjusted EBITDA as its principal tool for evaluating operating results and in comparing performance on a period to period basis, because it generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions and it substantially eliminates the potentially confusing impacts of one-time or unusual income or expense items. A detailed description and reconciliation of EBITDA and Adjusted EBITDA are set forth at the end of this press release.

“We are very pleased with our operating results for the first quarter, driven by the team’s continued discipline in planning and achieving sales increases, expense control and margin enhancement,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “As we move forward, our focus remains on delivering differentiated product offerings, providing unique value and exceptional service to our customers, and preparing our stores for the all-important holiday selling season.”

For the first quarter of fiscal 2010, gross margin as a percentage of net sales improved to 36.2%, compared to 35.9% in the first quarter of fiscal 2009. Selling, general and administrative expenses (“SG&A”) for the quarter increased by $70 million to $858 million. Foreign currency translation accounted for approximately $26 million of this increase, and a reserve for certain unusual legal matters accounted for an additional $17 million of the variance. Excluding these two factors, SG&A expense was up $27 million or 3.4%, due primarily to increases in store-related support for both ongoing operations and future expansion.

Operating earnings were $5 million for the first quarter of fiscal 2010, compared to $21 million for the first quarter of fiscal 2009. First quarter operating earnings for fiscal 2010 reflect the impact of the $17 million of unusual expense related to the legal reserve noted above.

The Company reported a net loss of $55 million for the first quarter of fiscal 2010, compared to a net loss of $35 million for the first quarter of fiscal 2009. Net interest expense increased by $32 million to $124 million in the first quarter of fiscal 2010, compared to $92 million in the first quarter of fiscal 2009. This increase was due to the $1.6 billion of real estate refinancings the company completed in the second half of last year, where the interest rates on the new debt are higher than the debt replaced. This was partially offset by lower average debt balances. Income tax benefit for the first quarter was $63 million, compared to $31 million in the first quarter of fiscal 2009.

Cash Flow and Balance Sheet Update

The Company ended the first quarter of fiscal 2010 with cash of $519 million, as compared to $470 million at the end of the first quarter of fiscal 2009. Total liquidity (cash plus available lines of credit) remained consistent at $1.9 billion at the end of both the first quarter of fiscals 2010 and 2009. Long-term debt was lower by $660 million to $5.0 billion at the end of the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009.

Total equity at the end of the first quarter of fiscal 2010 was $38 million, as compared to a deficit of $191 million at the end of the first quarter of fiscal 2009.

The company’s capital expenditure program is a key component of its long-term integration strategy, which combines the toys and juvenile businesses under one roof. During the first quarter of fiscal 2010, the company invested $40 million in property and equipment primarily to expand and remodel existing stores and upgrade its information technology systems and capabilities, compared to $34 million in the first quarter of fiscal 2009. For the entire 2010 fiscal year, the company intends to spend approximately double the fiscal 2009 level of capital, reflecting a sharp increase in the planned side-by-side remodel and new store activity.

Financial Results by Operating Segment

Domestic

For the first quarter of fiscal 2010, net sales were $1.671 billion, compared to $1.623 billion in the first quarter of fiscal 2009. Comparable store net sales were up 1.9%, primarily due to an increase in the juvenile and seasonal categories, partially offset by weakness in the entertainment category (which includes video game hardware and software).

For the first quarter, gross margin, as a percentage of net sales, remained consistent at 35.9% compared to the same period in the prior year.

International

For the first quarter of fiscal 2010, net sales were $937 million, compared to $854 million for the same period in the prior year. Foreign currency translation increased first quarter net sales by $75 million. Comparable store net sales were down 1.4% primarily due to decreases in the entertainment (which includes video game hardware and software) and seasonal categories.

For the first quarter, gross margin, as a percentage of net sales, increased to 36.8%, compared to 36.1% for the same period in the prior year primarily as a result of improvements in sales mix towards sales of higher margin products. Additionally, on April 15, 2010, the company acquired the remaining approximate 9% outstanding shares of its Toys—Japan affiliate. As a result, Toys—Japan is now a 100%-owned subsidiary of the company.

Further information regarding the company’s financial performance in the first quarter of fiscal 2010 is presented in its Interim Report on Form 10-Q, which was filed with the Securities and Exchange Commission on June 10, 2010.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. It currently sells merchandise in more than 1,560 stores, including 848 Toys“R”Us and Babies“R”Us stores in the United States, and more than 510 international stores and 200 licensed stores in 33 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

# # #

For more information please contact:

Kathleen Waugh

Phone:	973-617-5888
646-366-8823
Email:	waughk@toysrus.com

Condensed Consolidated Statements of Operations

Unaudited

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009
Net sales	$2,608	$2,477
Cost of sales	1,663	1,587

Gross margin	945	890

Selling, general and administrative expenses	858	788
Depreciation and amortization	94	93
Other income, net	(12)	(12)

Total operating expenses	940	869

Operating earnings	5	21
Interest expense	(125)	(94)
Interest income	1	2

Loss before income taxes	(119)	(71)
Income tax benefit	63	31

Net loss	(56)	(40)
Less: Net loss attributable to noncontrolling interest	1	5

Net loss attributable to Toys “R” Us, Inc	$(55)	$(35)

Condensed Consolidated Balance Sheets

Unaudited

(In millions)	May 1, 2010	January 30, 2010	May 2, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$519	$1,126	$470
Accounts and other receivables	196	202	190
Merchandise inventories	2,206	1,810	2,098
Current deferred tax assets	100	102	84
Prepaid expenses and other current assets	184	144	159

Total current assets	3,205	3,384	3,001
Property and equipment, net	3,992	4,084	4,131
Goodwill, net	381	382	377
Deferred tax assets	170	181	194
Restricted cash	35	44	177
Other assets	469	502	423

	$8,252	$8,577	$8,303

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
Short-term borrowings	$—	$—	$25
Accounts payable	1,492	1,680	1,375
Accrued expenses and other current liabilities	726	851	629
Income taxes payable	28	72	19
Current portion of long-term debt	330	162	96

Total current liabilities	2,576	2,765	2,144
Long-term debt	4,986	5,034	5,646
Deferred tax liabilities	63	63	72
Deferred rent liabilities	277	275	265
Other non-current liabilities	312	323	367
Toys “R” Us, Inc. stockholders’ equity (deficit)	38	85	(297)
Noncontrolling interest	—	32	106

Total equity (deficit)	38	117	(191)

	$8,252	$8,577	$8,303

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures to evaluate the operating performance of our business and aid in the period-to-period comparability. We also use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast, and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors and ultimately monitor our capacity to generate returns for our stockholders.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of net loss attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA for the first quarters of fiscal 2010 and 2009 is as follows:

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009
Net loss attributable to Toys “R” Us, Inc	$(55)	$(35)

Add:
Income tax benefit	(63)	(31)
Interest expense, net	124	92
Depreciation and amortization	94	93
EBITDA	100	119

Adjustments:
Legal reserve (a)	17	—
Sponsor management and advisory fees (b)	5	4
Impairment on long-lived assets (c)	1	—
Restructuring (d)	1	1
Net loss attributable to Toys – Japan noncontrolling interest (e)	(1)	(5)

Adjusted EBITDA (f)	$123	$120

(a)	Reserve recorded for certain legal matters.
(b)	Represents the fees paid to the Sponsors in accordance with the advisory agreement.
(c)	This impairment was primarily due to relocation of a store.
(d)	Restructuring and other charges consist primarily of costs incurred from the Company’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

(e)	Excludes noncontrolling interest in Toys “R” Us – Japan.
(f)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. Although the nature of many of these income and expense items is recurring, we have historically excluded such impact from internal performance assessments. We believe that excluding items such as sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies. Our Adjusted EBITDA calculation has changed from the prior year, as our current calculation no longer adjusts for the impact of items such as foreign currency translation, changes in ownership of Toys—Japan, merchandise purchase hedges and other miscellaneous items.